Exhibit 10.8

PYTHAGORAS GROUP, INC.

7322 Southwest Freeway. Ste. 1100

HOUSTON, TX, 77074

(713) 532-5649 (O)

1(801) 740-3228 (F)

INVESTMENT BANKING & BUSINESS CONSULTANT FUNDING

AGREEMENT

Principal Name: Marcellous McZeal

Entity Name: PGI ENERGY FUND I SERIES 2010, INC

Business Address: 7322 SOUTHWEST FRWY STE 1100, HOUSTON, TX,

Funding Requirement: $100,000,000

Use of Funds: $ACQUISITION OF PROVEN PRODUCING ASSETS AND TWO

REFINERIES, GENERAL OPERATING EXPENSES.

Funding Type:        ☒Debt        ☒Equity         ☐Joint Venture

(Check All Acceptable terms)

The above identified entity (hereinafter “Client”), hereby enters into this Investment Banking & Business Consultant Funding Agreement (the “Agreement”), and agrees to employ and authorize PYTHAGORAS GROUP, INC., (“PGI”) and Robert Gandy, as authorized representative of PGI, to gather personal and business information and to act as a business consultant on behalf of Client and represent Client in obtaining the above desired financing.

Client hereby accepts the Letter of Interest for funding. Client hereby agrees to pay the refundable retainer fee in the amount of $ N/A for due diligence, documentation preparation, travel and other related duties in connection with Client’s request for financing. PGI hereby agrees to represent Client in obtaining the financing requested on a best efforts basis. Client authorizes PGI and its officers, agents or employees to act on Client’s behalf as authorized representative to procure financing through all legal means necessary for Client and to share information gathered with PGI’s affiliates and/or financing sources.

In addition to the fee set forth above, Client hereby agrees to compensate PGI Six percentage (6%) points of the funded amount raised or obtained by PGI on the behalf of Client (the “Fee”). Client agrees to also grant Robert Gandy 35% equity ownership in the company or public stock ownership and through conversion of his current 50% ownership of PGI Energy Series I 2010 common stock the conversion shall occur upon funding this transaction. Client herein authorizes the funding closer, lender, venture capitalist or other financier (“Financier”) to pay said Commission out of the preceeds of the funding amount directly to PGI and ROBERT GANDY immediately upon funding and at the closing of the contemplated transaction(s). In obtaining financing for said funding project through lenders, private equity partners, hedge funds and other Financiers, directly or indirectly, it is acknowledged by Client that said parties may have additional and /or other fees associated with the financing arrangements or syndicating the funding contemplated herein and those fees shall be negotiated separately with such Financier as part of the final agreement for funding and shall not in any way affect the Commission to be paid to PGI. PGI shall be paid the same fee should any future financing take place involving the same lender, investor, private equity partner, hedge fund or joint venture partner introduced by PGI who provides facilitates funding or operating capital on future projects within 20 years after this contract became effective.

Client hereby engages Pythagoras Group, Inc/Robert Gandy to function as Chief Investment Administrator and Senior Underwriter with respect to all future investment decisions for acquisitions and mergers exclusively for a period of 20 years. Robert Gandy shall function as an advisory board member. Robert Gandy shall be compensated as designated in a contract employment position with negotiated salary for a team of 20 years with golden parachute provisions.

Pythagoras Group, Inc. to act as chief investment administrator shall receive 2% of gross profits plus operating expense shall be paid to Pythagoras Group via contract services.

This Agreement is effective upon the date in which Client executes this Agreement and shall continue for a period of four (4) months from such date (the “original Term”). If a letter of intent and/or an agreement for the funding sought is executed and then later revoked, terminated or canceled, the Original Term shall be extended by the number of calendar days during which the said letter of intent or other funding agreement was in effect. Client understands and agrees that the purpose of this is to allow PGI the full opportunity to expose and market the transaction(s) contemplated herein to the marketplace for the full period of time intended by this Agreement .

In the event funding is obtained from a source during the Original Term, or within ten(10) months after the expiration of the Original Term to a person or entity with whom PGI has marketed, negotiated, or to whose attention this transaction has been brought , or who was introduced to Client as a prospective or potential financier (“Potential Financier”), provided that (i) the name of any such Potential Financier has been submitted to Client by PGI, or (ii) written notice has been given to Client of the name of the Potential Financier within thirty(30) calendar days after the expiration of the Original Term, then in such event, any financing of any kind obtained from such Potential Financier, PGI shall conclusively be deemed to be procuring cause, and PGI shall be entitled to the Commission . The term “Potential Financier” shall include that person or entity to whose attention PGI has brought the transaction(s) contemplated by this Agreement, as well as any partnership, joint venture, corporation, trust or other similarentity which that Potential Financier represents or in which it holds an ownership or beneficial interest of any amount.

Client agrees to indemnify and hold PGI harmless from any and all liability, damages, losses, causes of action, or other claims (including attorney’s fees and other defense costs) arising from or asserted in connection with any incomplete or inaccurate information provided by Client, or any material information concerning the transaction(s) contemplated herein which Client has failed to disclose or misrepresented. PGI agrees to indemnify and hold Client harmless from any and all liability, damages, losses, causes of action, or other claims (including attorney’s fess and other defense costs) arising from or asserted in connection with any incomplete or inaccurate or false information provided by PGI to any prospective financier, unless such incomplete, inaccurate or false information was provided to PGI by Client.

Client understands and agrees that PGI does not provide legal or tax advice and Client shall seek its own legal counsel and accountants as Client deems necessary.

This Agreement expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regards to the transaction(s) contemplated herein. This Agreement is fully integrated and there are no other understandings, oral or written, which in any way alter or enlarge the terms hereof, and there are no warranties or representations of any nature whatsoever, express or implied, except as set forth herein. Modification of this Agreement may only be done in writing and executed by the party to be charged.

All parties hereto agree that this is a legal binding contract and is governed by the laws of the State of Texas without regards to conflicts of laws principles, and in the event a dispute arises between the parties herein, the State of Texas shall be the forum state in which this Agreement is litigated. This Agreement is performable in Harris County, Texas.

Executed and effective this 26th day of Feb, 2010.

MARCELLOUS S. McZEAL
PGI ENERGY FUND SERIES2010
CHIEF EXECUTIVE OFFICER

ROBERT GANDY, CEO
PYTHAGORAS GROUP, INC.